SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A, Amendment No. 1 of Republik Media and Entertainment, Ltd. of our report dated October 12, 2009 on our audit of the financial statements of Republik Media and Entertainment, Ltd.as of June 30, 2009, and June 30, 2008 and the related statements of operations, stockholders’ equity and cash flows from inception September 10, 2007 through June 30, 2008 and from inception September 10, 2007 through June 30, 2009 and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada
April 23, 2010

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351